Exhibit 5.1
K&L Gates LLP
925 Fourth Avenue
Suite 2900
Seattle, WA 98104
January 8, 2009
Flow International Corporation
23500 64th Avenue South
Kent, Washington
98032 USA
Ladies and Gentlemen:
     We have acted as counsel to Flow International Corporation, a Washington corporation (the “Company”) in connection with the Registration Statement on Form S-4 (File No. 333-155588), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of shares of common stock of the Company, par value $0.01 per share (the “Shares”), pursuant to an Agreement and Plan of Merger dated as of September 9, 2008 and amended as of November 10, 2008 by and among the Company, Orange Acquisition Corporation, a Washington corporation and direct wholly-owned subsidiary of the Company, OMAX Corporation (“OMAX”), certain shareholders of OMAX and John B. Cheung, Inc., as Shareholders’ Representative (as so amended, the “Merger Agreement”). Under the terms of the Merger Agreement, Orange Acquisition Corporation will merge with and into OMAX (the “Merger”), with OMAX continuing as the surviving corporation and a wholly owned subsidiary of the Company. If the Merger Agreement is approved and the Merger is subsequently completed, the Company will pay in exchange for OMAX common stock (i) up to $71,000,000 in cash, subject to adjustment, (ii) Company common stock with an aggregate value of up to $4,000,000, and (iii) contingent consideration composed of Company common stock or cash, or a combination thereof, with an aggregate value of up to $52,000,000. The contingent consideration is contingent upon an average closing share price of Company common stock of at least $7.00 for the six months ending thirty-six months after the closing, or upon an interim election by an OMAX shareholder pursuant to the terms of the Merger Agreement. OMAX shareholders may make an interim election to receive their individual contingent consideration on the basis of an average price for Company common stock for an trailing six month period beginning six months after the closing, provided that the average daily closing price for the trailing six-month period at the time of the election is equal to or greater than $7.00.
     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinion, we have examined the Registration Statement, the Merger Agreement, the Company’s Restated Articles of Incorporation, as amended, and Bylaws and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company. We have not independently established any of the facts so relied on.
     In rendering our opinion, we have also assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures (other than signatures on behalf of the Company) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the Merger Agreement (other than the Company) has the legal capacity and has satisfied all legal requirements that are applicable to that party to the extent necessary to make the Merger Agreement enforceable against that party. We have also assumed that the execution, delivery and performance of any of its obligations under the Merger Agreement does not and will not conflict with, contravene, violate or constitute a default under (i) any lease, indenture, instrument, or other agreement to which the Company or its property is subject, (ii) any rule, law or regulation to which the Company is subject (other than the law of the State of Washington as to which we express our opinion herein) or (iii) any judicial or administrative order or decree of any governmental authority. Finally, we have assumed no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body is required to authorize or is required in connection with the execution, delivery or performance by the Company of the Merger Agreement or the transactions contemplated thereby. We have not verified any of those assumptions.
     Our opinion set forth below is limited to the law of the State of Washington. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the laws of any country, municipality or other political subdivision or any local government agency or authority. We are also not opining on specialized laws that are not customarily covered in opinion letters of this kind.
     Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company, and at the effective time of the Merger (in the case of Shares issued at the effective time of the Merger) or at any time contingent consideration is delivered (in the case of Shares issued pursuant to the Merger Agreement as contingent consideration), those Shares will be validly issued, fully paid, and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.
Yours truly,
/s/ K&L Gates LLP
K&L Gates LLP

2